Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Cell Source, Inc. on Form S-1 Amendment # 2, [FILE NO. 333-197972] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated July 1, 2014 with respect to our audits of the financial statements of Cell Source Limited as of December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, NY

October 24, 2014